                                                                  EXHIBIT 4.4(q)


                       TENTH AMENDMENT TO LOAN AGREEMENT
                       ---------------------------------


          THIS TENTH AMENDMENT TO LOAN AGREEMENT (this "Amendment"), made and entered into on January 4, 1995, by and between FORSTMANN & COMPANY, INC., a Georgia corporation ("Borrower"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York cor poration ("GE Capital"), as sole "Lender" under the "Loan Agree ment" hereinafter referred to and as agent for itself and the other "Lenders" who may hereafter become parties to the Loan Agreement (GE Capital, in such capacity, the "Agent").

                                   RECITALS:
                                   --------

          A. Borrower and GE Capital, as a Lender and as Agent, entered into a certain Loan Agreement, dated as of October 30, 1992, as amended (the "Loan Agreement"; capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Loan Agreement) whereby, subject to the terms and conditions set forth therein, GE Capital, as sole Lender thereunder, made the Commitment and the Term Loans available to Borrower; and

          B.    On April 5, 1993, Borrower prepaid the Term Loans in full; and

          C. The Commitment continues in effect and, pursuant thereto, GE Capital, as sole Lender under the Loan Agreement, continues to make Advances to Borrower and to incur Letter of Credit Obligations; and

          D. Borrower has requested that GE Capital amend the financial covenants in the Loan Agreement in certain respects as hereinafter set forth and, subject to the terms and conditions set forth herein, GE Capital is willing to do so; and

          E. Borrower and GE Capital, as Lender and Agent, desire to enter into this Amendment in order to set forth their mutual understandings regarding such amendments and certain related matters.

          In consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

          1.  AMENDMENTS.  Upon satisfaction of all conditions precedent set
              ----------
forth in Section 2 hereof, effective as of October 31, 1994, the Loan Agreement shall be deemed to be amended as follows:

          (a) AMENDMENTS TO SECTION 1.1 OF THE LOAN AGREEMENT.
              -----------------------------------------------

          (i) Amendment to Definition of "Adjusted Tangible Net Worth".  The
              -------------------------------------------------------
definition of "Adjusted Tangible Net Worth" contained in Section 1.1 of the Loan Agreement shall be deemed amended by deleting the last sentence thereof (which sentence was added to such definition pursuant to the Eighth Amendment to Loan Agreement dated as of August 29, 1994 and begins with the words "Notwithstanding anything contained herein to the contrary" and ends with the words "of Georgia, Atlanta Division") and substituting in lieu thereof the following sentence:

          Notwithstanding anything contained herein to the contrary, there shall not be taken into account in calculating Borrower's Adjusted Tangible Net Worth (a) the effect of Borrower's recognition of accrued pension liabilities pursuant to Statement of Accounting Standards No. 87 (Employer's Accounting for Pensions), in an aggregate amount not in excess of $1,500,000 and
          (b) the effect of the making by Borrower of the Dissenters' Rights Payments, in an aggregate amount not in excess of $1,800,000.

          (ii) Amendment to Definition of "Closing Date"  The definition of
               ----------------------------------------
"Closing Date" contained in Section 1.1 of the Loan Agreement shall be deemed deleted in its entirety and the following revised definition of "Closing Date" substituted in lieu thereof:

              "Closing Date" means November 13, 1992, the day on which the
               ------------
              initial Advance, the initial Letter of Credit and the 1992 Term Loan were made available to Borrower.

          (iii)  Amendment to Definition of Dissenter' Rights Payments.  The
                 -----------------------------------------------------
definition of "Dissenters' Rights Payments" contained in Section 1.1 of the Loan Agreement shall be deemed deleted in its entirety and the following revised definition of "Dissenters' Rights Payments" substituted in lieu thereof:

          "Dissenters' Rights Payments" means, collectively, the following
           ---------------------------
          payments and stock issuances made by Borrower in settlement of Borrower's action pursuant to O.C.G.A. (S) 14-2-1301 et seq. ,
                                                               ------
          captioned Forstmann & Company, Inc. v. Resolution Trust
                    ---------------------------------------------
          Corporation, et al., Civil Action File No. 92-CV-1947-RHH, United
          ------------------
          States District Court for the Northern District of Georgia, Atlanta Division: (a) the payment by Borrower of settlement payments to Resolution Trust Corporation, as Receiver for Columbus Savings & Loan, James E. Kjorlien, Gary M. Smith, Grace Brothers Ltd., The Henley Group and Randall D. Smith, Jeffrey A. Smith and Russell B. Smith, as Trustees for Lake Trust, all dissenting shareholders of Borrower and of the costs and expenses (including legal fees) of Borrower and such dissenting shareholders in connection with the above captioned action in an aggregate amount not in excess of $1,800,000 in Cash and (b) the issuance by Borrower of 30,000 shares of its common stock to the Resolution Trust Corporation, as Receiver for Columbus Savings and Loan.

             (iv)  Amendments to Definitions of "Securities", "Additional
                   ----------------------------------------    ----------
Securities" and "Notes".
- ----------------------

                 (A) The term "Securities", as defined in Section 1 of the Third Amendment to Loan Agreement, dated as of April 5, 1993, between Borrower and GE Capital, as Agent and sole Lender (the "Third Amendment"), shall be re-designated as the "1993 Securities". The term "Securities" contained in Section
1.1 of the Loan Agreement shall mean "any Capital Stock, shares, voting trust certificates, bonds, debentures, notes, or other evidences of Indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing".

                 (B) The term "Additional Securities", as defined in Section 1 of the Seventh Amendment to Loan Agreement, dated as of March 30, 1994, between Borrower and GE Capital, as Agent and sole Lender (the "Seventh Amendment"), shall be re-designated as the "1994 Securities".

                 (C) The term "Notes", as defined in Section 1 of the Seventh Amendment, shall be deleted in its entirety and the following revised definition of "Restated Indenture Securities" inserted in lieu thereof:

          "Restated Indenture Notes" means, collectively, the 1993
           ------------------------
          Securities and the 1994 Securities.

                 (D) The term "Notes" contained in Section 1.1 of the Loan Agreement shall mean "the Revolving Credit Notes".

          (b) AMENDMENT TO SECTION 6.1 OF THE LOAN AGREEMENT. Section 6.1 of the
              ----------------------------------------------
Loan Agreement (as previously amended in the Third Amendment and the Seventh Amendment) shall be deemed further amended by changing each reference to "Notes" therein to a reference to "Restated Indenture Notes".

          (c) AMENDMENT TO SECTION 6.3 OF THE LOAN AGREEMENT. Section 6.3 of the
              ----------------------------------------------
Loan Agreement (as previously amended in the Third Amendment and the Seventh Amendment) shall be deemed further amended by changing each reference to "Notes" therein to a reference to "Restated Indenture Notes".

          (d) AMENDMENT TO SECTION 6.7 OF THE LOAN AGREEMENT. Section 6.7 of the
              ----------------------------------------------
Loan Agreement (as previously amended in the Third Amendment and the Seventh Amendment) shall be deemed further amended by changing the reference to "Notes" in clause (e) thereof to a reference to "Restated Indenture Notes".

          (e) AMENDMENT TO SECTION 6.8 OF THE LOAN AGREEMENT. Section 6.8 of the
              ----------------------------------------------
Loan Agreement (as previously amended in the Third Amendment and the Seventh Amendment) shall be deemed further amended by changing the references to "Securities" and "Additional Securities" in subclause (b)(ix) thereof to references to the "1993 Securities" and the "1994 Securities", respectively.

          (f) Amendment to Section 6.20 of the Loan Agreement. Section 6.20 of
              -----------------------------------------------
the Loan Agreement shall be deemed deleted in its entirety and the following revised Section 6.20 substituted in lieu thereof:

              6.20 Capital Expenditures. Borrower shall not make, or incur
                   --------------------
          any Contractual Obligation to make, any Capital Expenditure if to do so would cause Borrower's aggregate Capital Expenditures for any Fiscal Year set forth below to exceed the Base Amount set forth opposite such Fiscal Year:


                                            Additional
          Fiscal Year Ending   Base Amount    Amount
          ------------------   -----------  ----------

          October 30, 1994      8,000,000   5,100,000
          October 29, 1995      8,000,000   2,500,000
          November 3, 1996      8,000,000   5,000,000
          November 2, 1997      8,000,000   5,200,000;

          provided that:

              (a) Borrower may make Capital Expenditures in connection with the relocation of its chief executive office from 1185 Avenue of the Americas, Stevens Tower-4th Floor, New York, New York 10036 to 1155 Avenue of the Americas, Third and Fourth Floors, New York, New York 10036 only during its Fiscal Year ending October 29, 1995, and the aggregate amount of such Capital Expenditures shall not exceed $3,000,000.

              (b) The "Base Amount" (as set forth above) of Capital Expenditures which Borrower may make, or incur contractual obligations to make, during its Fiscal Year ending November 3, 1996 shall be reduced from $8,000,000 to $5,000,000 unless Borrower's EBITDA for its Fiscal Year ending October 29, 1995 is at least $39,750,000.

              (c) The amount of Capital Expenditures permitted to be made or incurred pursuant to this Section 6.20 for the Fiscal Year
                                       ------------
          ending October 30,

          1994 and each subsequent Fiscal Year shall be increased by an amount equal to the lesser of (i) the Additional Amount set forth opposite such Fiscal Year above and (ii) the amount (if any) by which Borrower's EBITDA for the immediately preceding Fiscal Year exceeds the amount set forth below opposite such Fiscal Year:

                                            EBITDA for Preceding
            Fiscal Year Ending                   Fiscal Year
            ------------------              --------------------
            October 30, 1994                     $34,000,000
            October 29, 1995                     $37,150,000
            November 3, 1996                     $39,750,000
            November 2, 1997                     $42,550,000

              (d) In addition to the increase provided in clause (c) above, the amount of Capital Expenditures permitted to be made or incurred pursuant to this Section 6.20 for the Fiscal Year
                                       ------------
          ending October 30, 1994 and each subsequent Fiscal Year, other than Borrower's Fiscal Year ending October 29, 1995, shall be further increased by an amount equal to the lesser of (i) the
                                                      ------
          amount by which Borrower's actual Capital Expenditures for the immediately preceding Fiscal Year were less than the amount of such Capital Expenditures permitted to be made or incurred during such Fiscal Year pursuant to this Section 6.20 (without
                                                   ------------
          giving effect to any increase in such amount provided for in this clause (d)) and (ii) an amount equal to fifty percent (50%) of the amount of Capital Expenditures permitted to be made or incurred during such Fiscal Year pursuant to this Section 6.20
                                                            ------------
          (without giving effect to any increase in such amount provided for in this clause (d)).

          (g) Amendment to Section 6.23 of the Loan Agreement. Section 6.23 of
              -----------------------------------------------
the Loan Agreement shall be deemed deleted in its entirety and the following revised Section 6.23 substituted in lieu thereof:

              6.23 Adjusted Tangible Net Worth. Borrower shall not permit
                   ---------------------------
          its Adjusted Tangible Net Worth, calculated as of the last day of each Fiscal Quarter set forth below, to be less than the Amount set forth opposite such Fiscal Quarter:

              Fiscal Quarter Ending            Amount
              ---------------------           --------
              January, 1995                  25,000,000
              April, 1995                    28,700,000
              July, 1995                     31,300,000

              October, 1995                  30,500,000
              January, 1996                  29,500,000
              April, 1996                    31,500,000
              July, 1996                     34,000,000
              October, 1996                  33,500,000
              January, 1997                  32,500,000
              April, 1997                    36,500,000
              July, 1997                     39,000,000
              October, 1997                  39,000,000

          (h) Amendment to Section 6.24 of the Loan Agreement. Section 6.24 of
              -----------------------------------------------
the Loan Agreement shall be deemed deleted in its entirety and the following revised Section 6.24 substituted in lieu thereof:

          6.24 Interest Coverage Ratio. Borrower shall not permit its
               -----------------------
          Interest Coverage Ratio, calculated as of the last day of each Fiscal Quarter set forth below, to be less than the Ratio set forth opposite such Fiscal Quarter:

              Fiscal Quarter Ending              Ratio
              ---------------------            --------
              January, 1995                    1.65:1.00
              April, 1995                      1.50:1.00
              July, 1995                       1.50:1.00
              October, 1995                    1.70:1.00
              January, 1996                    1.70:1.00
              April, 1996                      1.70:1.00
              July, 1996                       1.75:1.00
              October, 1996                    1.75:1.00
              January, 1997                    1.75:1.00
              April, 1997                      1.75:1.00
              July, 1997                       1.80:1.00
              October, 1997                    1.80:1.00

          (i) Amendment to Section 6.25 of the Loan Agreement. Section 6.25 of
              -----------------------------------------------
the Loan Agreement shall be deemed deleted in its entirety and the following revised Section 6.25 substituted in lieu thereof:

              6.25 Fixed Charge Coverage Ratio. Borrower shall not permit
                   ---------------------------
          its Fixed Charge Coverage Ratio, calculated as of the last day of each Fiscal Quarter set forth below, to be less than the Ratio set forth opposite such Fiscal Quarter:

              Fiscal Quarter Ending              Ratio
              ---------------------            --------
              January, 1995                    .75:1.00
              April, 1995                      .70:1.00
              July, 1995                       .65:1.00
              October, 1995                    .80:1.00


              January, 1996                    .75:1.00
              April, 1996                      .80:1.00
              July, 1996                       .90:1.00
              October, 1996                    .85:1.00
              January, 1997                    .85:1.00
              April, 1997                      .85:1.00
              July, 1997                       .85:1.00
              October, 1997                    .70:1.00

          (j) Amendment to Section 6.26 of the Loan Agreement. Section 6.26 of
              -----------------------------------------------
the Loan Agreement shall be deemed deleted in its entirety and the following revised Section 6.26 substituted in lieu thereof:

              6.26 Accounts Receivable Turnover. Borrower shall not permit
                   ----------------------------
          its Accounts Receivable Turnover, expressed in days, calculated as of the last day of each Fiscal Quarter set forth below, to be greater than the number of days set forth opposite such Fiscal
          Quarter:

              Fiscal Quarter Ending            No. of Days
              ---------------------            -----------
              January, 1995                    129
              April, 1995                      130
              July, 1995                       131
              October, 1995                    131
              January, 1996                    132
              April, 1996                      133
              July, 1996                       134
              October, 1996                    136
              January, 1997                    135
              April, 1997                      136
              July, 1997                       136
              October, 1997                    137

          (k) Amendment to Section 6.27 of the Loan Agreement. Section 6.27 of
              -----------------------------------------------
the Loan Agreement shall be deemed deleted in its entirety and the following revised Section 6.27 substituted in lieu thereof:

              6.27 Inventory Turnover. Borrower shall not permit its
                   ------------------
          Inventory Turnover, expressed in times turned per year, calculated as of the last day of each Fiscal Quarter set forth below, to be less than the number of times turned per year set forth below opposite such Fiscal Quarter:

                                               Times Turned
              Fiscal Quarter Ending            Per Year
              ---------------------            ------------
              January, 1995                    1.92
              April, 1995                      1.96


              July, 1995                       2.00
              October, 1995                    2.06
              January, 1996                    2.08
              April, 1996                      2.11
              July, 1996                       2.14
              October, 1996                    2.18
              January, 1997                    2.21
              April, 1997                      2.24
              July, 1997                       2.27
              October, 1997                    2.32

          (l) Amendment to Section 6.28 of the Loan Agreement. Section 6.28 of
              -----------------------------------------------
the Loan Agreement shall be deemed deleted in its entirety and the following revised Section 6.28 substituted in lieu thereof:

              6.28 EBITDA. Borrower shall not permit its EBITDA for any
                   ------
          period of twelve consecutive fiscal months ending on the last day of any Fiscal Quarter set forth below, to be less than the amount set forth opposite such Fiscal Quarter:

              Fiscal Quarter Ending               Amount
              ---------------------               ------
              January, 1995                     32,000,000
              April, 1995                       31,300,000
              July, 1995                        32,200,000
              October, 1995                     37,200,000
              January, 1996                     37,800,000
              April, 1996                       36,000,000
              July, 1996                        36,500,000
              October, 1996                     37,200,000
              January, 1997                     37,500,000
              April, 1997                       38,300,000
              July, 1997                        39,000,000
              October, 1997                     39,500,000

          (m) AMENDMENT TO SECTION 6.29 OF THE LOAN AGREEMENT.  Section 6.29 of
              -----------------------------------------------
the Loan Agreement (as added to the Loan Agreement in the Third Amendment and as previously amended in the Seventh Amendment) shall be deemed further amended by changing each reference to "Notes" therein to a reference to "Restated Indenture Notes", by changing each reference to "Securities" therein to a reference to "1993 Securities" and by changing each reference to "Additional Securities" therein to a reference to "1994 Securities".

          (n) AMENDMENT TO SECTION 9.1 OF THE LOAN AGREEMENT. Section 9.1 of the
              ----------------------------------------------
Loan Agreement shall be deemed amended by deleting clause (e) thereof in its entirety and substituting in lieu thereof the following revised clause (e):

              (e) Default as to Other Indebtedness. Borrower shall fail to make
                  --------------------------------
          any payment when due (whether by
          scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Subordinated Indebtedness, the Restated Indenture Notes or any other Indebtedness (other than an Obligation) if the aggregate amount of such other Indebtedness is Two Million Five Hundred Thousand Dollars ($2,500,000) or more; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agree ment or indenture pertaining to any such Indebtedness (including, without limitation, a "Change of Control", as defined in Section 4.18 of the Senior Subordinated Note Indenture or a "Change of Control", as defined in Section 4.18 of the Restated Indenture but exclusive of an "Asset Sale", as that term is defined in the Restated Indenture, as in effect on March 30, 1994), and in each case shall continue beyond the last day of any applicable grace, notice and/or cure period, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness (other than a regularly scheduled required prepayment or redemption), or permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness (other than a regularly scheduled required prepayment or redemption); or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by Borrower (other than by a regularly scheduled required prepayment or redemption or a redemp tion required by the Asset Sale Provision or Section 6.1 hereof) prior to the stated maturity thereof; or the holder or holders of any Lien, in any amount, shall commence foreclosure of such Lien upon property of Borrower having an aggregate value in excess of Two Million Five Hundred Thousand Dollars ($2,500,000);

          2.     CONDITIONS PRECEDENT.  This Amendment shall not become
                 --------------------
effective unless and until all of the following conditions precedent have been fulfilled to the satisfaction of GE Capital:

          (a) Borrower shall have (i) reviewed with representatives of GE Capital all Property of Borrower as to which the Agent may not, or does not, have a perfected Lien, (ii) provided GE Capital with values for such property, on a basis satisfactory to GE Capital, and (iii) taken such actions as may be required by GE Capital to perfect a Lien in favor of the Agent in such Property; and GE capital shall be satisfied with all of the foregoing.

           (b) Borrower shall have paid to GE Capital the amendment fee described in Section 3 below.

           (c) No Default or Event of Default shall have occurred and be continuing.

           3.    Amendment Fee.  On the date hereof, Borrower shall pay to GE
                 -------------
Capital an amendment fee in the amount of One Hundred Fifty Thousand Dollars ($150,000). Such fee shall be fully earned and non-refundable on the date hereof.

           4.    OTHER AGREEMENTS.
                 ----------------

          (a) Except as set forth expressly herein and above, all terms of the Loan Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Agent and Lenders, subject to Debtor Relief Laws. In furtherance of the foregoing, Borrower acknowledges that from and after the date hereof, it shall continue to be bound by all provisions of the Loan Agreement as amended hereby. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby.

          (b) Borrower hereby affirms that each of the representations and warranties of Borrower contained in the Loan Agreement or in any of the other Loan Documents is correct in all material respects on and as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date and except as affected by transactions expressly contemplated by the Loan Agreement or this Amendment). In addition, with respect to this Amendment, Borrower warrants and represents as follows: The execution, delivery and performance by Borrower of this Amendment and the other Loan Documents contemplated hereby, (i) are within Borrower's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Borrower's articles of incorporation or bylaws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality;
(v) will not require a consent or approval under, conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower other than those in favor of the Agent pursuant to the Loan Documents; and (vii) do not require the authorization, consent, approval, order, license or permit from, or filing, registration or qualifi cation with, any Governmental Agency in order to authorize or per mit such execution, delivery and performance under applicable Laws. This Amendment has been duly executed and delivered for the benefit of or on behalf of Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms subject to Debtor Relief Laws.

          (c) Borrower hereby represents that no Default or Event of Default has occurred and is continuing as of the date hereof.

          (d) Borrower agrees to pay on demand all reasonable costs and out-of-pocket expenses of GE Capital in connection with the preparation, execution, delivery and enforcement of this Amendment, the closing hereof, and any other transactions contemplated hereby, including the fees and out-of-pocket expenses of King & Spalding, counsel to GE Capital.

          (e) To induce the Agent and Lenders to enter into this Amendment, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of Borrower as against the Agent or Lenders with respect to the Obligations.

          (f) This Amendment shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and all applicable laws of the United States of America.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their respective officers thereunto duly authorized, as of the date first above written.

                                FORSTMANN & COMPANY, INC.


                                By:/s/ Rod J. Peckham
                                   ------------------
                                   Rod J. Peckham,  Vice President
                                   and Treasurer



                                GENERAL ELECTRIC CAPITAL
                                CORPORATION, as Agent and initial
                                Lender


                                By:/s/ Rick Luck
                                   -------------
                                   Rick Luck,
                                   Vice President, GE Capital
                                   Commercial Finance, Inc., being
                                   duly authorized